EXHIBIT 21.1

Subsidiaries of Biosite Incorporated

Subsidiary corporation

Place of incorporation

Biosite GmbH	Germany
Biosite France S.A.S.	France
Biosite Ltd	United Kingdom
Biosite BVBA	Belgium
Biosite S.r.l.	Italy